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                                                                      Exhibit 22

May 17, 2000

Mr. Robert McCauley
The DeWolfe Companies, Inc.
80 Hayden Avenue
Lexington, MA 02173

Dear Bob:

As requested, we have tabulated the vote cast at the Annual Meeting of Stockholders of The DeWolfe Companies, Inc. held on May 16, 2000. The results of this tabulation are as follows:

PROPOSAL I
To fix the size of the Board at five and to elect the nominees named in the Proxy Statement.


                                    Number of Shares/Votes
                                    ----------------------
                                    For                       Withheld
                                    ---                       --------
Richard B. DeWolfe                  3,108,423                 18,348
A. Clinton Allen                    3,108,232                 18,539
Paul R. Del Rossi                   3,108,432                 18,339
R. Robert Popeo                     3,108,132                 18,639
Robert N. Sibcy                     3,108,432                 18,339


PROPOSAL II
To approve the amendment to the Company's 1998 Stock Option Plan.

For               2,677,989
Against             260,695
Abstain                 860
Non-Vote            187,227

PROPOSAL III
To ratify the Company's Selection of Ernst & Young LLP as the Company's Independent Auditors.

For               3,123,980
Against               2,653
Abstain                 138
Non-Vote                  0


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We certify that the number of shares issued, outstanding and eligible to vote, as of the record date of March 17, 2000 were 3,360,836. We tabulated proxies representing 3,126,771 shares of common stock or 93 percent of the eligible voting shares.

Sincerely,


Therese M. Collins
Senior Account Manager
Authorized Signatory
EquiServe